Exhibit 10.5

 EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into effective as of September 18, 2018, by and between Tyler Bartholomew (“Executive”) and Golden Developing Solutions, Inc. (DVLP: OTC US) (the “Company”). The Company and Executive are collectively referred to in this Agreement as the “Parties”, and individually as a “Party”.

RECITALS

This Agreement is entered into with the intention of establishing an employment relationship for the mutual benefit of the Parties. The Company desires to have an enforceable agreement with Executive, giving the Company exclusive rights to his services and expertise on a full-time basis, and Executive wishes to provide his services and expertise in exchange for the compensation described in this Agreement. Executive agrees and acknowledges that he will be employed in an executive and/or a managerial capacity and that he will be a key employee who will have access to valuable trade secrets and other confidential information belonging to the Company. In consideration of these rights and opportunities, Executive agrees it is reasonable and appropriate for him to enter into the various restrictive agreements contained in this Agreement in order to preserve the value of the Company's trade secrets and to protect the Company against unfair competition or interference with its business by Executive both during and after the term of this Agreement. Employee agrees and acknowledges that the Company has commercially developed innovative ideas relating to the Protected Business (as defined below), and Executive agrees and acknowledges that the protection of such ideas is one important purpose of this Agreement. Furthermore, Executive agrees and acknowledges that the various restrictive agreements contained herein will not impose any unreasonable or undue restriction on his future activities.

AGREEMENT

1. Employment. On the terms and conditions set forth in this Agreement, the Company hereby employs Executive to serve as Digital Strategist of the Company, perform the duties set forth on Schedule A attached hereto and to perform such other duties as the Company’s Board of Directors (the “Directors”), the Company’s Chief Executive Officer (“CEO”) or such individual(s) designated by the Board may from time to time reasonably assign to Executive. Executive hereby accepts such employment and

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agrees to perform the duties assigned to Executive during the term of his employment. Executive will report to the CEO or to such individual(s) designated by the Board.

2. Duties. Executive will devote his full time and efforts to performing such duties and discharging such responsibilities as shall be assigned to Executive from time to time by the Board and/or the CEO, and Executive agrees to complete all of such duties in a manner satisfactory in all respects to the Board and/or CEO and to comply with all applicable policies and procedures of the Company. It is the intention of the Company to utilize the services of Executive primarily in an executive and/or a managerial capacity, but the Company may also assign other duties to Executive. Executive agrees to perform any duties requested of Executive by the Company from time to time. All duties assigned to Executive shall be performed in accordance with all applicable laws and commercially reasonable professional and ethical standards.

3. Term.

(a) The initial term of Executive’s employment by the Company shall begin on the effective date of this Agreement and shall end on the second (2nd) anniversary of such date. Thereafter, the term of Executive’s employment by the Company shall automatically renew for additional twelve (12) month periods unless either party provides the other party with thirty (30) days prior notice that it does not wish for this Agreement to automatically renew. Notwithstanding the foregoing, the employment of Executive may be terminated by the Company with cause at any time, immediately upon written notice delivered to Executive.

(b) Upon the termination of Executive’s employment by the Company without cause, Executive shall be entitled to receive accrued and unpaid salary and vacation and expenses provided for in Section 5 and his salary for five (5) months (which shall be paid in accordance with the Company’s standard payroll policies). Otherwise, upon termination of employment by the Company or by Executive for any reason (including death or disability), Executive shall be entitled to receive accrued and unpaid salary and vacation and expenses provided for in Section 5 and nothing else.

(c) For purposes of this Agreement, “cause” shall mean (i) Executive’s willful and continued failure, neglect or refusal to perform Executive’s duties, which failure continues for at least fifteen (15) days after the Company notifies Executive in writing of such failure;

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(ii) any intentional engagement by Executive in misconduct that is injurious to the reputation or business of the Company or that otherwise likely subjects the Company to material damages, liabilities, and/or third-party claims; (iii) any failure to adhere to any reasonable written policy of the Company, which failure continues for at least fifteen (15) days after the Company notifies Executive in writing of such failure; provided that such notification provision and/or fifteen (15) day period shall not apply in the event that more than one (1) failure occurs with any calendar year; (iv) any continued or repeated absence from the Company, unless such absence is approved or excused by the Board; (v) the conviction of, indictment for (or its procedural equivalent), or the entering of a guilty or no contest plea with respect to a felony on or following the date of this Agreement; (vi) the misappropriation (or attempted misappropriation) of the Company’s funds or property or (vii) Executive’s death or disability.

4. Compensation. As compensation for the services to be rendered by Executive during the term of his employment and in consideration of Executive’s covenants contained herein, the Company agrees to pay Executive a base salary in the amount set forth on Schedule B attached hereto, which shall be paid in accordance with the Company’s standard payroll policies. In addition, Executive shall be entitled to receive benefits in accordance with the Company’s benefits policies. Subject to Section 4(b) below, during the term of Executive’s employment with the Company, the Company may, but shall not be required to, pay Executive such other additional compensation, including bonuses, as may from time to time be determined by the Board, in its sole and absolute discretion, based on the Company’s standard policies.

5. Fringe Benefits; Reimbursement. During the term of his employment with the Company:

(a) Executive shall be entitled to five (5) weeks paid vacation in accordance with the vacation policies of the Company, such public holidays as are provided by the Company to other executives of the Company, and such other fringe benefits as are available to other executives of the Company of similar rank.

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(b) Executive shall be entitled to reimbursement of all reasonable out-of-pocket travel, entertainment and other business expenses incurred by Executive on behalf of the Company; provided that Executive’s expense reports are approved by the Board and/or any individual(s) designated by the Board. Furthermore, the Company may impose such other reasonable requirements on Executive as are imposed on other similar executives with respect to prior authorization, documentation, record keeping, and other justification for reimbursable expenses in accordance with applicable tax laws, accounting procedures, and internal policies of the Company as in effect from time to time.

(c) In addition to the employee benefits set forth in this Agreement, the Company intends to provide profit sharing at every level of employment of the Company. In doing so, the Company hopes to achieve employee retention and employee satisfaction and maintain a high caliber workforce. Each year, such profit sharing program shall be determined by the Board, in its sole and absolute discretion.

6. Loyalty to the Company. During the term of Executive’s employment with the Company, Executive shall use his best efforts to advance the business of the Company. Executive further agrees not to make any untrue statement about the Company, its agents or employees at any time either during the term of Executive’s employment with the Company or at any time thereafter. During the term of his employment, Executive will not have any business interests or activities that are materially adverse to the interests of the Company. Executive further agrees that he will devote her full time and effort exclusively to the business of the Company, and that Executive will not accept any compensated position from any other party during the term of her employment, except with the prior written consent of the Board. Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required during the term of his employment, and that there are no employment contracts, restrictive covenants or other restrictions preventing, restricting, or affecting the performance of Executive’s duties hereunder.

7. Business Information/Confidentiality.

(a) Executive recognizes that his employment involves executive and/or managerial duties and access to the Company’s valuable Business Information (as hereinafter defined). Executive acknowledges that all Business Information, including Business Information developed by Executive for the Company during the term of his employment, is the sole and exclusive property of the Company or of third parties whose rights the Company wishes to protect. Executive covenants and agrees that he will not at any time, either during his employment with the Company or after such employment terminates for any reason, directly or indirectly, use or make known, divulge, disclose, or communicate to any person, firm, company, partnership, corporation or similar entity, in

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any manner whatsoever any Business Information without the prior written consent of the Board, except for disclosures: (i) compelled by law (but Executive must notify the Company promptly of any request for that information, before disclosing it if practicable); (ii) to advisors or representatives of Executive, but only if the recipients have agreed to be bound by the provisions of this Section 7; or (iii) of information that Executive also has received from a source independent of the Company; provided that Executive reasonably believes that such source obtained the information without breach of any obligation of confidentiality. Executive will be vigilant in protecting all Business Information from disclosure to unauthorized persons and will comply with all rules and instructions of the Company concerning the physical security of the Company’s premises, property, and records.

(b) For purposes of this Agreement, the term “Business Information” shall include, without limitation, all procedures, concepts, methods, and other matters and information, specifically including but not limited to customer lists, all other customer information, customer or vendor lists, price lists, technical requirements, product information, sales information, sources of supply, financial data, and other business-related information utilized by the Company, its customers, its suppliers or any person on whose behalf the Company performs services in their respective operations. The term “Business Information” is intended to be interpreted very broadly to encompass all items described in this Section 7 regardless whether each item satisfies the legal concept of a trade secret. Notwithstanding the foregoing, the term “Business Information” shall not include any procedures, concepts, methods, and other matters and information developed by Executive for or in connection with his other business activities.

(c) Executive acknowledges that he is an executive of the Company and that his status as an executive does not confer any proprietary or ownership interest in the Company; that the customers, suppliers, and relationships developed by Executive on behalf of the Company during the term of this Agreement shall be the customers and relationships of the Company; and that upon termination of his employment, except for any units he may hold in the Company pursuant to the terms of the Company’s operating agreement, he shall have no interest in, nor will he interfere with the business of the Company or any of its affiliates, including its relationships with all customers or suppliers,

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or potential customers or suppliers whom he dealt with or became aware of while employed by the Company.

(d) All books, records, files, forms, reports, memoranda, papers, customer and supplier lists and identities, drawings, designs, and models concerning the Company’s customers, documents concerning products or processes, and all other documents, writings and similar materials used by Executive in his job, together with any copies or other reproductions thereof made by or in Executive’s possession or control, whether prepared or paid for by Executive or anyone else, shall be the exclusive property of the Company and shall be returned immediately to the Company upon termination of employment or upon the Company’s request at any time.

(e) All proprietary information and trade secrets of the Company or the Company’s customers, including inventions, copyrightable material, software, formulas, trademarks, work product, data, materials and trade secrets developed by Executive during the course of his employment with the Company, are respectively the sole and exclusive property of the Company and/or the Company’s customers. Executive hereby assigns any interest he may have in such property to the Company. Executive acknowledges and agrees that all work performed in connection with this Agreement is on a “work for hire” basis, and that Executive has no personal rights in such work.

8. Protective Covenants.

(a) For so long as Executive is employed by the Company or its affiliates, successors, and assigns and for a period of one (1) year after the date that Executive’s employment with the Company is terminated by the Company with cause or by the Executive without good reason (the “Covenant Period”), Executive agrees that Executive will not do any of the following:

(1) Compete, directly or indirectly, with the business of the Company, as conducted by the Company during the term of this Agreement (the “Protected Business”) in any jurisdiction in which the Company does business during the term of

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this Agreement (the “Restricted Area”).

(2) Attempt to solicit any business that is competitive with the Protected Business from any person or entity who is, on the date of this Agreement or at any time during the Covenant Period, a customer of the Company;

(3) Interfere in any way with any contractual or other business relationship of the Company which exists at any time during the Covenant Period;

(4) Entice or hire the employees hereafter employed by the Company or its affiliates, successors, and assigns; provided, however, that should any such employee terminate such employment through no fault of Executive, such employee may be employed by Executive without violation of this Agreement; and/or

(5) Disclose to any third party or utilize in any way adverse to the Company any of the proprietary information utilized by the Company.

(b) For the purposes of this Agreement, “competition” includes making any offer or sale of, or marketing, any product or service competitive with the Protected Business. For purposes of this Agreement, direct or indirect competition will include but not be limited to competition as a sole proprietor, partner, corporate officer, director, manager, member, shareholder, employee, consultant, agent, independent contractor, trustee, guarantor, advisor, or in any other capacity whatsoever pursuant to which Executive holds any beneficial interest in a competitor, derives any income or other benefit from a competitor, or provides any service, advice, support (financial or otherwise), or assistance of any type whatsoever to a competitor. The provisions of this Section 8 will not, however, restrict Executive from owning less than one percent (1%) of the outstanding stock of any publicly traded corporation engaged in competition, so long as Executive does not engage in such corporation’s business or otherwise engage in competition with the Company.

(c) For the purposes of this Agreement, “good reason” shall be deemed to exist if the Company materially breaches this Agreement (provided that the Company fails to cure any such material breach on or with thirty (30) days after receiving written notice of any such material

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breach from the Executive), the Company materially modifies the scope of Executive’s duties to the Company from the duties set forth on Schedule A attached hereto and/or requires Executive to relocate outside of Colorado.

9. Enforcement.

(a) Executive acknowledges that the terms of this Agreement are essential for the protection of the Company.

(b) Executive acknowledges that the provisions of Sections 6, 7, and 8 of this Agreement are essential for the protection of the Company and of its confidential information, including its trade secrets and the Business Information, from disclosure to or use by its competitors, and that any breach or threatened breach of such Sections would cause immediate and irreparable damage to the Company, for which monetary relief would be inadequate and difficult to ascertain. Accordingly, the parties hereto agree that, in addition to any other remedy to which the Company may be entitled at law or in equity, the Company may obtain a temporary restraining order, preliminary injunction or other appropriate form of equitable relief from any court of competent jurisdiction (without the posting of any bond or any other security and without proof of actual damages) to prevent breaches or threatened breaches of Sections 6, 7 or 8 of this Agreement and/or to compel specific performance of such Sections, and Executive expressly waives the defense that a remedy in damages would be adequate.

(c) Executive acknowledges and agrees that the territorial and time limitations set forth in Section 8 are reasonable and properly required for the adequate protection of the Company’s business and its confidential and proprietary information, including its trade secrets and the Business Information, developed during the term of Executive’s employment with the Company. Executive represents and warrants that his experience and capabilities are such that he can obtain employment notwithstanding the restrictions contained in Section 8.

(d) It is specifically agreed that the respective time periods set forth in Section 8 shall be computed by excluding from such computation any time during which Executive is in violation of such provision of Section 8 as ultimately determined by a court of competent jurisdiction and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any entity or person, in which action the Company seeks to enforce the covenants of Executive pursuant to Section 8 or in which any entity or person contests the validity of such covenants or their enforceability or seeks to avoid their performance or enforcement.

10. Successors. This Agreement and all provisions of this Agreement shall bind

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and inure to the benefit of the Company, Executive and each of their respective personal representatives, heirs, successors, and assigns. The Company shall have the right to assign its rights and obligations hereunder to any successor organization of the Company (including any purchaser of all or substantially all of the Company’s business or assets), but Executive’s employment obligations and covenants are personal in nature and may not be assigned or delegated.

11. Key Man Insurance. During the term of this Agreement, and for so long thereafter as any amounts are or may be payable to Executive by the Company, the Company may obtain a key man life insurance policy on Executive’s life. Executive acknowledges and agrees that the Company will be the owner and beneficiary of any such policy. Furthermore, during the term of this Agreement, and for so long thereafter as any amounts are or may be payable to Executive by the Company, the Company may maintain additional life insurance policies and/or disability insurance policies on Executive’s life or with respect to Executive. Executive, his surviving spouse, and/or his heirs shall be designated as the beneficiary of such additional life insurance policies and/or disability insurance policies. Otherwise, the Company will use any proceeds paid to the Company from any such additional life insurance and/or disability insurance policy or policies to redeem Executive’s Units in the Company.

12. Miscellaneous.

(a) Survival. Notwithstanding anything in this Agreement to the contrary, Sections 3, 7, 8, 9, and 12 and any material breach of any Section of this Agreement shall survive the termination of this Agreement.

(b) Notice. All notices required or permitted under this Agreement will be deemed delivered when delivered personally, mailed, by certified mail, return receipt requested, or registered mail, or sent by a nationally recognized overnight courier to the respective Party at the following addresses or to such other address as each respective party may in writing hereafter designate:

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If to the Company:

If to Executive: Tyler Bartholomew

(c) Assignment. This Agreement will be binding upon the parties hereto and their respective successors, personal representatives, heirs and assigns. Neither Party may assign any of its rights or obligations under this Agreement except with the prior written consent of other Party.

(d) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement and may not be amended or modified except in writing subscribed to by each Party. The recitals are incorporated into this Agreement by reference.

(e) Advice. This Agreement was negotiated by the Parties, each of whom had the opportunity to consult with legal counsel and seek all other professional advice on all matters related to the negotiation, drafting, and execution of this Agreement and have done so to the extent of their desires.

(f) Interpretation. The Parties acknowledge that they have read and understand this Agreement and as such no provisions set forth herein may be interpreted or construed for or against either Party as the drafter of this Agreement.

(g) Governing Law. This Agreement is entered into in the state of Colorado and all issues arising hereunder shall be governed in all respects by the laws of the state of Colorado. The Parties submit to the exclusive jurisdiction of the courts in and for the state of Colorado.

(h) Attorneys’ Fees. In the event that a dispute arises between the Parties under this Agreement, the prevailing party shall be entitled to collect attorneys’ fees and costs.

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(i) Severance. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement will remain in full force and effect.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which when affixed together shall constitute but one and the same instrument. Signatures exchanged by facsimile shall be deemed original signatures for all purposes.

This Employment Agreement is made and entered into effective as of the date first above written.

THE COMPANY:

GOLDEN DEVELOPING SOLUTIONS, INC.
EXECUTIVE: Tyler Bartholomew

By:	/s/ Stavros Triant
Name:	Stavros Triant
Title:	Chief Executive Officer
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SCHEDULE A (DUTIES)

• UI/UX design.

• Front-end development.

• Outbound marketing.

• SEM.

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SCHEDULE B (COMPENSATION)

Base Salary - $150,000 per annum.